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EXHIBIT 4.1

DOT HILL SYSTEMS CORP.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

        The undersigned, James L. Lambert and Preston Romm, do hereby certify that:

          1.    They are the President and Secretary, respectively, of DOT HILL SYSTEMS CORP., a Delaware corporation (the "Corporation").

          2.    The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which have been issued.

          3.    The following resolutions were duly adopted by the Board of Directors:

        WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 6,000 shares of the 10,000,000 shares of preferred stock which the corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

        Section 1.    Designation, Amount and Par Value.    The series of preferred stock shall be designated as its 7% Series A Redeemable Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 6,000 (which shall not be subject to increase without the consent of the holders of at least 75% of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 8 hereof.

        Section 2.    Dividends.

          (a)  Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 7% per annum (subject to increase pursuant to Sections 6(c) and 7(a)), payable quarterly on June 1, September 1,

  December 1 and March 1, beginning with June 1, 2003 and on any Conversion Dates, Optional Redemption Dates and on any Monthly Redemption Dates (with respect to such shares of Preferred Stock as are being converted or redeemed, as applicable, on such date) unless such redemption is deferred pursuant to Section 6(c) (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day)("Dividend Payment Date"), in shares of Common Stock or, if funds are legally available therefore, in cash. The per share value of Common Stock paid as dividends shall be equal to 90%, in the case of shares of Common stock registered for immediate resale, and 70%, in the case of shares not registered for immediate resale, of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; provided, however, in the event such shares not registered for immediate resale are subsequently registered for resale within 60 days of the applicable Dividend Payment Date, the per share value of the Common Stock paid as dividends shall equal 80% of the average of such 20 VWAPs and the Holder shall promptly return a number of shares of Common Stock to the extent necessary to reflect such repricing. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 5. Subject to the terms and conditions herein, the decision whether to pay dividends in shares of Common Stock or to pay for dividends in cash shall be at the discretion of the Corporation; except that, if funds are not legally available for the payment of dividends in cash on a Dividend Payment Date, the Corporation shall be required to pay dividends in registered shares of Common Stock and then if such shares are not available, in unregistered shares of Common Stock. Notwithstanding anything to the contrary herein, if the Corporation notifies the Holders in writing that, based upon the written advise of its outside legal counsel, the Corporation may not pay dividends in shares of Common Stock, then the Holder shall have the right on any Dividend Payment Date during such periods to purchase a number of shares of Common Stock equal to the number of shares otherwise issuable as dividends for a purchase price per share equal to the par value of the Common Stock. Upon a Holder receiving such shares of Common Stock, the Corporation shall be deemed to have satisfied its obligation to pay any dividends giving rise to, and subject to, such Holder's right to purchase Common Stock at par value. Delivery of the shares so purchased shall be subject to the same terms and conditions as the issuance of shares of Common Stock as payment of dividends in lieu of cash. On the Closing Date the Corporation shall have notified the Holders whether it may lawfully issue cash dividends. The Corporation shall promptly notify the Holders at anytime the Corporation shall become able or unable to lawfully pay cash dividends or anytime the Corporation shall become able or unable to lawfully pay Common Stock, as the case may be, as dividends. If funds will be legally available to pay dividends in cash on a Dividend Payment Date, the Corporation shall provide the Holders written notice not less than twenty days prior to each Dividend Payment Date of its intention to pay dividends in shares of Common Stock or pay dividends in cash (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised). If funds are legally available to pay dividends in cash, failure to timely provide such written notice shall be deemed an election by the Corporation to pay cash. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall not accrue with respect to shares of Preferred Stock surrendered for conversion pursuant to Section 5(a) effective as of the applicable Voluntary Conversion Date (as defined in Section 5(a)), provided that the Corporation delivers the Underlying Shares subject to such Voluntary Conversion within the time period prescribed in Section 5(b)(i). Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends, whether paid in cash or shares, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment).

          (b)  Notwithstanding anything to the contrary contained herein, if funds are legally available to pay dividends in cash, the Corporation must pay dividends in cash if:

              (i)  the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock and permit conversion in full of all outstanding Stated Value;

            (ii)  the Underlying Shares (x) are not then registered for resale pursuant to an effective Underlying Shares Registration Statement and (y) may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act, as determined by counsel to the Corporation pursuant to a written opinion letter, addressed to the Corporation's transfer agent in form and substance acceptable to the applicable Holder;

            (iii)  the Common Stock is not then listed or quoted on a Principal Market; or

            (iv)  the issuance of such shares and subsequent conversions of all then outstanding Stated Value would result in a violation of Section 5(a)(ii).

          (c)  So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (other than pursuant to the exercise of the Corporation's right of repurchase with respect to any shares of Common Stock issued to employees of the Corporation pursuant to any employee benefit plan in effect on the date of filing of this Certificate of Designation, as amended from time to time, but only if at the time of such repurchase the Corporation's financial situation will permit it to legally pay dividends in cash for the at least the following 6 months), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

          (d)  The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of each Holder.

        Section 3.    Voting Rights.    Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least 75% of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

        Section 4.    Liquidation.    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Acquisition Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

        Section 5.    Conversion.

    (a)    (i)    Conversions at Option of Holder.    Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Sections 5(a)(ii) and (iii)) determined by dividing the Stated Value of such share of Preferred Stock by the Set Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice to the Corporation by facsimile (the "Voluntary Conversion Date"). If no Voluntary Conversion Date is specified in a Conversion Notice, the Voluntary Conversion Date shall be the date that such Conversion Notice to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error.

            (ii)    Beneficial Ownership Conversion Restriction.    Notwithstanding anything herein to the contrary, except as otherwise provided for in this subsection 5(a)(ii), a Holder may not convert shares of Preferred Stock (whether at the election of the Holder or the Corporation), and the Corporation may not issue shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) Underlying Shares representing in excess of 9.999% of the then issued and outstanding shares of Common Stock (for purposes of clarity, in making such calculation, the Corporation may exclude any shares of the Corporation's Capital Stock other than Underlying Shares which may be beneficially owned by such Holder, such as shares purchased in the open market). Subject to the preceding sentence, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion or dividend payment hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible or payment with respect to such dividend shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock, or if the Corporation has notified the Holders pursuant to Section 2(a) of its intent to pay dividends in shares of Common Stock, that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and the Corporation shall honor the conversion or dividend payment for the maximum number of shares of Preferred Stock permitted to be converted or paid on such Conversion Date in accordance with the periods described in Section 5(b) and, in the case of conversion, at the option of the Holder either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder or, in the case of dividends, at the election of the Corporation, pay such dividends in cash or increase the dividend on the shares of Preferred Stock with respect to which such excess dividend shares were payable to 12% per annum thereafter. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver. For purposes of clarification, this provision shall not preclude a Holder from converting or the Corporation from issuing shares of Common Stock to the Holder if and to the extent that the number of shares of Common Stock actually held at such time by the Holder is less than 9.999% of the then issued and outstanding shares of Common Stock.

            (iii)    Limitation on Number of Shares Issuable.    Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Holder any shares of Common Stock, including pursuant to any rights herein, including, without limitation, any conversion rights or right to issue shares of Common Stock in payment of dividends, to the extent such shares, when added to the number of shares of Common Stock issued or issuable (A) upon conversion of any shares of Preferred Stock pursuant to Section 5(a)(i), (B) upon exercise of those certain warrants issued pursuant to: (1) that certain Securities Purchase Agreement dated December 18, 2002 by and among the Corporation and the Purchasers set forth therein, (2) that certain Engagement Letter dated November 7, 2002 between Roth Capital Partners, LLC and the Corporation (the "Engagement Letter") and (3) that certain Omicron Partners Investment Consent Agreement with Sun Microsystems, Inc. ("Sun"), dated December 17, 2002, given in connection with the issuance hereunder pursuant to which Sun will be granted a warrant purchase up to a number of shares of Common Stock equal to 5% of the shares of Common Stock issued to Holders pursuant to the Purchase Agreement, would exceed 19.999% of the Corporation's outstanding Common Stock immediately prior to the Closing Date, or such greater or lesser number of shares of Common Stock permitted pursuant to the corporate governance rules of the American Stock Exchange or other Principal Market that is at the time the principal trading exchange or market for the Common Stock, based upon share volume, as confirmed in writing by counsel to the Corporation (the "Maximum Aggregate Share Amount"), unless the Corporation first obtains shareholder approval permitting such issuances in accordance with New York Stock Exchange rules or other Principal Market rules ("Shareholder Approval"). Each Holder shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the quotient obtained by dividing (x) such the number of shares of Preferred Stock initially purchased by such Holder by (y) the aggregate number of shares purchased by all Holders. Such portions shall be adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding. If at any time the number of shares of Common Stock which would, notwithstanding the limitation set forth herein, be issuable and sold to the Holder during the following 3 months (assuming all dividends are paid in shares of Common Stock during such period and all Monthly Redemptions are paid in shares of Common Stock assuming the Monthly Conversion Price for such Monthly Redemptions equals the VWAP on the applicable date of determination) equals or exceeds the Maximum Aggregate Share Amount, then the Corporation shall notify the

    Holders that it will either (A) use commercially reasonable efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after the date in which the Corporation determines (or is notified by the Holder) that the Maximum Aggregate Share Amount would be exceeded, or (B) grant each Holder the right to cause the Corporation to redeem, within 5 days of such notice date, all or part of the outstanding Preferred Stock held by such Holder in an amount equal to 100% of the Stated Value of the Preferred Stock outstanding plus all accrued but unpaid dividends and any other fees owing thereon. The Corporation must make its election by written notice to the Holders by the fifth Trading Day after the date that the Corporation determines (or is notified by the Holder) that the Maximum Aggregate Share Amount would be exceeded. If the Corporation shall have elected the first option pursuant to the immediately preceding sentence and the Corporation shall have failed to obtain the Shareholder Approval on or prior to the 75th day after the date in which the Corporation determines (or is notified by a Holder) that the Maximum Aggregate Share Amount would be exceeded, then the dividend on the Preferred Stock shall thereafter be 18% per annum.

            (iv)    Benefit of the Bargain.    Notwithstanding anything to the contrary contained herein, if on any Conversion Date the Corporation has failed to timely satisfy its conversion obligations under this Section 5(a) and Section 6(b) with respect to the Preferred Stock then, at the option of the Holder, the Corporation, in lieu of delivering Underlying Shares, shall deliver, within three (3) Trading Days of such applicable Conversion Date, an amount in cash equal to the product of the number of Underlying Shares otherwise deliverable to the Holder in connection with such Conversion Date and the highest VWAP during the period commencing on the Conversion Date and ending on the Trading Day prior to the date such payment is made.

            (v)    Forced Conversion.    Subject to the provisions of this Section 5(a)(v), if after the Effective Date the VWAPs for any 15 consecutive Trading Days exceeds 200% of the Set Price then in effect, then within 1 Trading Day of such 15th Trading Day, the Corporation may deliver a notice to the Holders (a "Forced Conversion Notice" and the date the Holders are so notified, the "Forced Conversion Notice Date") notifying the Holders that all of their shares of Preferred Stock shall be converted to Common Stock at the Set Price (such conversion, the "Forced Conversion"). Such Forced Conversion shall be deemed to have occurred automatically, without further action on the part of any Holder or the Corporation, as of the Forced Conversion Notice Date (the "Forced Conversion Date"). The Corporation may only effect a Forced Conversion if on the Forced Conversion Notice Date, each of the following shall be true: (i) the Corporation shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices prior to the Forced Conversion Date, (ii) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder and all of the Underlying Shares as are issuable to the Holder upon conversion in full of the Preferred Stock subject to the Forced Conversion (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iii) the Common Stock is listed for trading on a Principal Market (and the Corporation believes, in good faith, that trading of the Common Stock on the Principal Market will continue uninterrupted for the foreseeable future), (iv) all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Underlying Shares as are issuable to the Holder upon conversion in full of the Preferred Stock subject to the Forced Conversion; (vi) no Triggering Event has occurred and is continuing; (vii) no public announcement of a pending or proposed Fundamental Transaction or Acquisition Transaction has occurred that has not been consummated; and (viii) such issuance would be permitted in full without violating the limitations set forth in Section 5(a)(ii) and (iii).

    (b)    (i)    Not later than three Trading Days after each Voluntary Conversion Date or Forced Conversion Date, as applicable (each, a "Conversion Date"), the Corporation will deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the Corporation shall, upon request of the Holder, if available, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date and the Holder shall not have elected to receive cash pursuant to Section 5(a)(iv) or exercise its rights under Sections 7(a), the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

            (ii)  The Corporation's obligations to issue and deliver the Underlying Shares upon conversion and redemption of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Underlying Shares; provided, however, such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by the third Trading Day after the Conversion Date and, with respect to such delivery, no election has been made by the Holder pursuant to Section 5(a)(iv), Section 5(b)(iii) or Section 7(a), the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after 3 Trading Days and increasing to $200 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

            (iii)  If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by the third Trading Day after the Conversion Date and, with respect to such delivery, no election has been made by the Holder pursuant to Section 5(a)(iv), Section 5(b)(ii) or Section 7(a) and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the

    Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

    (c)    (i)    The conversion price for each share of Preferred Stock shall equal $3.25 (the "Set Price"), subject to adjustment as set forth below.

            (ii)  Subject to paragraph (viii) of this Section 5(c), if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock Outstanding before such event and of which the denominator shall be the number of shares of Common Stock Outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

            (iii)  Subject to paragraph (viii) of this Section 5(c), if the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP at the record date mentioned below, then the Set Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

            (iv)  Subject to paragraph (viii) of this Section 5(c), if the Corporation or, in the case of the issuance of any Common Stock Equivalents, any subsidiary thereof, as applicable, at any time while a the Preferred Stock is outstanding, shall offer, sell, grant any option or warrant to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue any Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) (collectively, "Common Stock Equivalents") entitling any Person to acquire shares of Common Stock, at a price per share less than the Set Price (a "Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price), then the Set Price shall be reduced by multiplying the Set Price by a fraction, the numerator of which is the number of shares of Common Stock Outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the offering price for such Dilutive Issuance (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at the Set Price, and the denominator of which shall be the sum of the number of shares of Common Stock Outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

            (v)  Subject to paragraph (viii) of this Section 5(c), if the Corporation, at any time while the Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Set Price shall be adjusted by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            (vi)  Subject to paragraph (viii) of this Section 5(c), in case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders shall have the right thereafter to at their option, (A) convert the then outstanding Stated Value, together with all accrued but unpaid dividends and any other amounts then owing hereunder in respect of the Preferred Stock only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Corporation into which the then outstanding Stated Value, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of the Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Corporation to prepay the aggregate of its Stated

    Value of Preferred Stock, plus all dividends and other amounts due and payable thereon, at the Triggering Redemption Amount. The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

          (vii)  All calculations under this Section 5(c) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock. For purposes of this Section 5(c), the number of shares of Common Stock deemed to be outstanding (the "Common Stock Outstanding") as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) outstanding.

          (viii)  Notwithstanding anything to the contrary herein, (A) no adjustment to the Set Price will be made under this Section 5: (1) upon the issuance or exercise of any warrants, options or convertible securities issued and outstanding on the Closing Date, (2) upon the grant or exercise of any stock or options which may hereafter be granted to or exercised by any employee, director or consultant under (a) the 2000 Non-Employee Directors' Stock Option Plan, (b) the 2000 Amended and Restated Employee Stock Purchase Plan, or (c) the 2000 Amended and Restated Equity Incentive Plan, all as may be amended from time to time; (3) upon the issuance of any shares of Preferred Stock or the issuance or exercise of any Warrants issued or issuable in accordance with the terms of the Purchase Agreement or the Engagement Letter; (4) upon conversion of or payment of dividends on the Preferred Stock, (5) upon the issuance of securities in connection with a merger, consolidation, acquisition, strategic transaction, licensing arrangement, business partnership or joint venture approved by the Board of Directors, or (6) upon the issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, commercial credit arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors, and (B) no adjustment to the Set Price will be made under any of paragraphs (ii) through (vii) of this Section 5 with respect to the occurrence of any event to the extent any adjustment is made under any other such paragraph with respect to such event.

            (ix)  Whenever the Set Price is adjusted pursuant to this Section the Corporation shall promptly mail to each Holder, a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

        Section 6.    Redemption.

          (a)    Optional Redemption.    Subject to the provisions of this Section 6(a), the Corporation may, at any time, deliver a notice to the Holders (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date") of its irrevocable election to redeem all, but not less than all, of the then outstanding Preferred Stock, for an amount, in cash, equal to the Optional Redemption Amount on the 30th Trading Day following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption"). The Optional Redemption Amount is due in full on the later of the Optional Redemption Date or the date the Corporation receives the certificate(s) representing the Preferred Stock subject to the Optional Redemption and not converted. The Corporation may only effect an Optional Redemption if from the Optional Redemption Notice Date through to the Optional Redemption Date, each of the following shall be true: (i) the Corporation shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices prior to the Optional Redemption Date, (ii) there is an effective Underlying Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holders and all of the Underlying Shares as are issuable to the Holders upon conversion in full of the Preferred Stock subject to the Optional Redemption (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iii) the

  Common Stock is listed for trading on the Principal Market (and the Corporation believes, in good faith, that trading of the Common Stock on the Principal Market will continue uninterrupted for the foreseeable future), (iv) all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Underlying Shares as are issuable to the Holder upon conversion in full of the Preferred Stock subject to the Optional Redemption; (vi) no Triggering Event has occurred and is continuing; and (vii) no public announcement of a pending or proposed Fundamental Transaction or Acquisition Transaction has occurred that has not been consummated. If any of the foregoing conditions shall cease to be satisfied at any time during the required period, then the Holder may elect to nullify the Optional Redemption Notice in which case the Option Redemption Notice shall be null and void, ab initio. The Holders may convert, pursuant to Section 5(a)(i), any shares of Preferred Stock subject to an Optional Redemption at any time prior to the date that the Optional Redemption Amount and all amounts owing thereon are due and paid in full. The Corporation covenants and agrees that it will honor all Conversion Notices tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full.

          (b)    Monthly Redemption.    On each Monthly Redemption Date, the Corporation may redeem each Holder's pro-rata share (based on the Holder's (or their predecessor's) of the initial purchase of the Preferred Stock pursuant to the Purchase Agreement, adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding) of the Monthly Redemption Amount. Each Monthly Redemption Amount due on each Monthly Redemption Date shall be paid in cash except as set forth below. As to any Monthly Redemption and upon not less than 20 Trading Days' prior written irrevocable notice, in lieu of a cash payment of the Monthly Redemption Amount, the Corporation may elect to pay 100% of a Monthly Redemption in Underlying Shares based on a conversion price equal to 90% of the average of the 20 VWAPs immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) (the "Monthly Conversion Price"); provided, however, that the Corporation may not pay any portion of the Monthly Redemption Amount in Underlying Shares unless, on the Monthly Redemption Date and during the 20 Trading Day period immediately prior thereto, (i) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder and all of the Underlying Shares as are issuable to the Holder upon conversion in full of the Preferred Stock subject to such Monthly Redemption (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (ii) the Common Stock is listed for trading on a Principal Market (and the Corporation believes, in good faith, that trading of the Common Stock on the Principal Market will continue uninterrupted for the foreseeable future), (iii) on or prior to the 20th Trading Day prior to such Monthly Redemption Date, the Corporation irrevocably notifies the Holder that it will issue Underlying Shares in lieu of cash; (iv) all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for such issuance; (vi) such issuance would be permitted in full without violating the limitations set forth in Section 5(a)(ii) and (iii); (vii) no Triggering Event has occurred and is continuing; and (viii) no public announcement of a pending or proposed Fundamental Transaction or Acquisition Transaction has occurred that has not been consummated. The Holders may convert, pursuant to Section 5(a)(i), any shares of Preferred Stock subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount and all amounts owing thereon are due and paid in full. The Corporation covenants and agrees that it will honor all Conversion Notices tendered up until such amounts are paid in full.

          (c)    Deferral of Monthly Redemption Amount.    If the Corporation elects not to pay a Monthly Redemption Amount in cash or Underlying Shares pursuant to Section 6(b), then the dividend as to the shares of Preferred Stock subject to such Monthly Redemption shall thereafter be 12% per annum. The Corporation shall notify the Holders at least 20 Trading Days' prior to any Monthly Redemption Date that it elects to increase the dividend on the applicable Monthly Redemption Amount hereunder. The Corporation may pay in cash, upon 20 Trading Days' prior written notice to the Holders and subject to the conditions set forth in Section 6(a) to an Optional Redemption, any Monthly Redemption Amounts subject to a higher dividend pursuant to this Section 6(c) (plus additional accrued but unpaid dividends thereon). Beginning on the 24th monthly anniversary of this Agreement and upon 20 Trading Days' notice to the Holders, the Corporation may elect to redeem any shares of Preferred Stock subject to this Section 6(c) on each Monthly Redemption Date pursuant to the terms and conditions of Section 6(b) for an amount each month equal to the Monthly Redemption Amount.

          (d)    Redemption Procedure. The payment of cash and/or issuance of Common Stock, as the case may be, pursuant to a Monthly Redemption shall be made on the Monthly Redemption Date and the payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for a Monthly Redemption or Optional Redemption shall not be paid by the Corporation by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Monthly Redemption Amount or Optional Redemption Amount, as applicable, plus all amounts owing thereon is paid in full. In addition, if any portion of the Monthly Redemption Amount or Optional Redemption Amount, as applicable, remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Corporation given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. Notwithstanding anything to the contrary in this Section 6, the Corporation's determination to redeem in cash, shares of Common Stock or to elect to increase the dividend on the Preferred Stock pursuant to Section 6(c) shall be applied ratably among the Holders based upon the number of shares of Preferred Stock initially purchased by each Holder, adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding

        Section 7.    Redemption Upon Triggering Events.

          (a)  Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to do, at the election of the Corporation (subject to the limitation below with respect to the Triggering Events set forth in Sections 7(b)(iii) and 7b)(xii)), any of the following: (i) redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount; (ii) issue to each Holder a number of shares of Common Stock registered for resale equal to the Triggering Redemption Amount divided by 90% ("Triggering Event Conversion Price Percentage") of the average of the 10 VWAPs prior to the date such payment is due hereunder; provided, however, if shares registered for resale are unavailable (or only partly available) for such issuance, to the extent such shares are unavailable for such issuance the Corporation may issue shares of Common Stock not then registered for resale and in such cases the Triggering Event Conversion Price Percentage shall be reduced to 70%; provided, further, in the event such shares not registered for immediate resale are subsequently registered for resale within 60 days of notice from the Holder of the occurrence of the Triggering Event, the per share value of the Common Stock paid as a Triggering Redemption Amount shall equal 80% of the average of such 10 VWAPs and the Holder shall promptly return a number of shares of Common Stock to the Corporation to the extent necessary to reflect such repricing; or (iii) increase the dividend on all of the outstanding Preferred

  Stock held by such Holder to equal 18% per annum thereafter. The Triggering Redemption Amount, if the Corporation elects clauses (i) or (ii) above, shall be due and payable within 10 Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date"). Notwithstanding anything to the contrary herein, if the redemption right hereunder is exercised by the Holder in connection with the Triggering Events set forth in Sections 7(b)(iii) or 7(b)(xii) below, then such Holder may require the Corporation to pay the entire Triggering Redemption Amount in cash only. If the Corporation fails to pay the Triggering Redemption Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. In addition to the payment of the Triggering Redemption Amount, all accrued but unpaid liquidated damages shall be due and payable to the Holders on the Triggering Redemption Payment Date, except that, if the Corporation (x) has timely met all obligations to pay liquidated damages prior to the Triggering Redemption Date and (y) delivers in full the cash and/or Common Stock required hereunder on or before the Triggering Redemption Date, then the Corporation shall not be required to pay any accrued but unpaid liquidated damages in addition to the Triggering Redemption Amount and the Corporation's obligations with respect to such liquidated damages shall be deemed satisfied. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount plus all accrued but unpaid dividends and all accrued but unpaid liquidated damages in cash. The Holder may convert, pursuant to Section 5(a)(i), any shares of Preferred Stock prior to the date the Triggering Redemption Amount (which shall be reduced accordingly to account for such conversions) is paid in full and the Holder's conversion rights pursuant to Section 5(a)(i) shall continue uninterrupted after the dividend increases pursuant to clause (iii) above. Notwithstanding anything to the contrary in this Section 7(a), the Corporation's determination as between clauses (i), (ii) and (iii) above shall be applied ratably among the Holders based upon the number of shares of Preferred Stock initially purchased by each Holder, adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding.

          (b)  "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

              (i)  the failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;

            (ii)  if, during the Effectiveness Period, the effectiveness of the Underlying Shares Registration Statement lapses for any reason for more than an aggregate of 60 calendar days (which need not be consecutive days) during any 12 month period, or the Holder shall not be permitted to resell Registrable Securities under the Underlying Shares Registration Statement for more than an aggregate of 60 calendar days (which need not be consecutive days) during any 12 month period;

            (iii)  the Corporation shall fail to use commercially reasonable efforts to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 4th day after such shares are required to be delivered hereunder (commercially reasonable efforts shall include, but not be limited to, issuing, within one Trading Day of notice of a conversion, instructions to the Company's transfer agent to issue the shares subject to such conversion and repeated follow-up with the transfer agent that such instructions are being diligently processed), or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

            (iv)  one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(c) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of 30 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by Section 7(b)(i));

            (v)  the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within 7 days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within seven days of the date due;

            (vi)  the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

          (vii)  the Corporation shall fail in any material respect to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given;

          (viii)  any officer or director shall breach the agreements delivered to the initial Holders at the Closing pursuant to Section 2.2(a)(vi) of the Purchase Agreement;

            (ix)  the Corporation shall be a party to or shall be the subject of any Fundamental Transaction or shall redeem more than a de minimis number of Junior Securities;

            (x)  there shall have occurred a Bankruptcy Event;

            (xi)  the Common Stock shall fail to be listed or quoted for trading on a Principal Market for more than 5 Trading Days, which need not be consecutive Trading Days; or

          (xii)  the failure of the Corporation to use its commercially reasonable efforts to submit an application to list the Common Stock on an alternative Principal Market within 7 Trading Days of the occurrence of a Triggering Event pursuant to clause (xi) of this Section 7(b) or the failure of the Corporation to use its commercially reasonable efforts to obtain such listing after the application is filed with an alternative Principal Market.

        Section 8.    Definitions.    For the purposes hereof, the following terms shall have the following meanings:

          "Acquisition Transaction" mean any of the following: (i) a merger, consolidation, reverse merger or similar transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions do not hold immediately following such transaction or series of related transactions over 50% of the voting securities of the surviving entity, (ii) the sale, lease, license or other transfer of all or substantially all of the assets of the Corporation or (iii) acquisition by any Person or "group" (as defined in Rule 13d-5(b)(1) promulgated under the Exchange Act) of over 50% of the voting securities of the Corporation pursuant to a publicly announced transaction announcing the intention of the acquiring parties to ultimately acquire not less than 90% of the Corporation's Common Stock.

          "Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          "Closing" means closing of the purchase and sale of the Preferred Stock.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the Corporation's common stock, par value $.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Amount" means the sum of the Stated Value at issue.

          "Conversion Date" shall have the meaning set forth in Section 5(b)(i).

          "Conversion Ratio" means, at any time, a fraction, the numerator of which is the Conversion Amount and the denominator of which is the Set Price at such time.

          "Effective Date" means the date that the Underlying Shares Registration Statement is declared effective by the Commission.

          "Engagement Letter" shall have the meaning set forth in Section 5(a)(iii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Forced Conversion" shall have the meaning set forth in Section 5(a)(v).

          "Forced Conversion Date" shall have the meaning set forth in Section 5(a)(v).

          "Fundamental Transaction" means the occurrence of any of the following: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation, (ii) a replacement at one time or over time of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) any sale of more than one-half of the assets (excluding licenses in the ordinary course of business) of the Corporation (on an as valued basis) in one or a series of related transactions or (iv) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii); provided, however, such events shall not be deemed a Fundamental Transaction if they are done in connection with a pending Acquisition Transaction.

          "Holder" shall have the meaning given such term in Section 1 hereof.

          "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

          "Monthly Conversion Price" shall have the meaning set forth in Section 6(a).

          "Monthly Redemption" shall mean the redemption of the Preferred Stock pursuant to Section 6(b).

          "Monthly Redemption Amount" shall mean, as to a Monthly Redemption, in the aggregate, $333,333 or such lesser amount of Stated Value then held by all of the Holders on such Monthly Redemption Date, plus any accrued but unpaid dividends.

          "Monthly Redemption Date" means each of the 18 consecutive monthly anniversary dates of the Original Issue Date (unless extended pursuant to Section 6(c)), commencing on the sixth month anniversary of the Original Issue Date.

          "Optional Redemption Amount" shall mean the sum of (i) 110% of the Stated Value then outstanding, (ii) accrued but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Preferred Stock.

          "Optional Redemption Date" shall have the meaning set forth in Section 6(a).

          "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Principal Market" shall initially mean the New York Stock Exchange and shall also include the NASDAQ Small-Cap Market, the American Stock Exchange or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

          "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Set Price" shall have the meaning set forth in Section 5(c)(i).

          "Trading Day" shall mean any day during which the Principal Market shall be open for business.

          "Transaction Documents" shall mean the Purchase Agreement and all agreement entered into in connection therewith, including the Registration Rights Agreement.

          "Triggering Event" shall have the meaning set forth in Section 7(b).

          "Triggering Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Conversion Ratio (without regard to the limitation set forth in Sections 5(a)(ii) and (iii)) as calculated on the date of the Triggering Event and (ii) all accrued but unpaid dividends thereon.

          "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

          "Underlying Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

          "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

        Section 9.    Acquisition Transactions.    In case of any Acquisition Transaction, the Corporation shall have the right to cause each Holder to convert each outstanding share of Preferred Stock effective immediately prior to such Acquisition Transaction based on the lesser of the Set Price and the then Monthly Conversion Price, into shares of Common Stock; provided, however, that if, pursuant to such Acquisition Transaction the Corporation is being acquired, directly or indirectly, by another corporation with a market capitalization, as determined by multiplying the average of the closing bid prices of the common stock of the acquiring company for the 10 Trading Days prior to the public announcement of such transaction and the issued and outstanding shares of common stock of the acquiring company at such time, of less than $100,000,000, then in lieu of such conversion, by written notice to the Corporation deemed delivered within 20 days after a Holder's receipt of the definitive proxy or information statement relating to such Acquisition Transaction (a "Survival Notice"), such Holder my require the surviving entity to convert such Holder's Preferred Stock into shares of convertible preferred stock of such acquiring company with aggregate stated value equal to the Conversion Amount of Preferred Stock held by such Holder immediately prior to such Acquisition Transaction, plus all other amounts owing thereon, which newly issued shares of preferred stock shall have identical terms to the terms of the Preferred Stock and shall be entitled to all of the rights and privileges of a Holder set forth herein and the agreements pursuant to which the Preferred Stock was issued. Failure of any Holder to timely deliver a Survival Notice shall be deemed an election by such Holder to convert such Holder's shares of Preferred Stock pursuant to this Section 9. To the extent the immediately preceding provision applies to any Acquisition Transaction, this provision shall similarly apply to successive Acquisition Transactions.

        Section 10.    Miscellaneous.

          (a)  If (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Corporation shall be required in connection with any Fundamental Transaction or Acquisition Transaction, or (e) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall file a press release or Current Report on Form 8-K to disclose such occurrence and notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such Fundamental Transaction or Acquisition Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon any such Fundamental Transaction or Acquisition Transaction. Holders are entitled to convert the Conversion Amount of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

          (b)  Subject to the limitations set forth in Section 5(a)(iii), the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (c)  Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the average of the 20 VWAPs immediately prior to the applicable conversion multiplied by such fraction.

          (d)  The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

          (e)  To effect conversions or redemptions, as the case may be, of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

          (f).  Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation addressed to 6505 El Camino Real, Carlsbad, California 92009, Attn: Preston Romm Fax Number: (760) 931-5527 or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, which address shall initially be the address of such Holder set forth on the signature pages of the Purchase Agreement, or such other address as the Corporation or a Holder may designate by ten days advance written notice to the other parties hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of service, or (v) upon actual receipt by the party to whom such notice is required to be given.

          (g)  For purposes hereof, a share of Preferred Stock is outstanding until such date as the Holder shall have received the Underlying Shares or redemption amount (as the case may be) issuable or payable to it in accordance with this Certificate of Designations.

        RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 18th day of December, 2002.

/s/ JAMES L. LAMBERT James L. Lambert , President	/s/ PRESTON ROMM Preston Romm, Secretary

ANNEX A

        NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 7% Series A Convertible Redeemable Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the "Common Stock"), of Dot Hill Systems Corp., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Number of shares of Preferred Stock owned prior to Conversion

Number of shares of Preferred Stock to be Converted

Stated Value of shares of Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Set Price

Number of shares of Preferred Stock subsequent to Conversion

[HOLDER]
By:
Name: Title:

QuickLinks

  EXHIBIT 4.1